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                                                                     Exhibit (i)

July 28, 2000

SunAmerica Income Funds
733 Third Avenue
New York, NY 10017-3204


Ladies and Gentlemen:

        This opinion is being furnished in connection with the filing by SunAmerica Income Funds, a Massachusetts business trust (the "Trust"), of Post-Effective Amendment No. 27 (the "Amendment") to the Registration Statement on Form N-1A (the "Registration Statement") which registers an indefinite number of shares of beneficial interest of each series of the Trust, $.01 par value, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act"), which registration is to be effected in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended, pursuant to the Trust's Registration Statement.

        As counsel for the Trust, I am familiar with the proceedings taken by the Trust in connection with the authorization, issuance and sale of the Shares. In addition, I have examined the Trust's Declaration of Trust, By-Laws and such other documents that have been deemed relevant to the matters referred to herein.

        Based upon the foregoing, I am of the opinion that, upon issuance and sale of the Shares in the manner referred to in the Amendment, the Shares will be legally issued, fully paid and nonassessable shares of beneficial interest of the Trust. However, I note that as set forth in the Registration Statement, shareholders of SunAmerica Income Funds might, under certain circumstances, be liable for transactions effected by the Trust.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment, and to the filing of this opinion under the securities laws of any state.

                                                Very truly yours,

                                                /s/ Robert M. Zakem

                                                Robert M. Zakem